VSE Reports Consolidated Financial Results for 2003

                  Company Earns $2.0 million ($0.92 a share);
                 CEO Anticipates Continued Improvement in 2004

     Alexandria, Virginia, February 23, 2004 - VSE Corporation (Nasdaq: VSEC) reported consolidated financial results for the three- and twelve-month periods ended December 31, 2003 and 2002, as follows:

VSE Corporation and Subsidiaries
Consolidated  Statements of Income
(dollars in thousands, except share data)
--------------------------------------------------------------------------------------------
                                                   Three Months           Twelve Months
                                                 2003       2002        2003         2002

Revenues, principally from contracts         $  42,238  $  31,110   $ 134,459    $ 134,379
Costs and expenses of contracts                 41,043     30,303     130,898      132,306
                                             ---------  ---------   ---------    ---------
Gross profit                                     1,195        807       3,561        2,073
Selling, general and administrative expenses       194        206         352          328
Interest (income) expense, net                     (20)       (19)        (69)          24
Impairment - intangible asset                       --        576          --          576
                                             ---------  ---------   ---------    ---------
Income before income taxes                       1,021         44       3,278        1,145
Provision for income taxes                         401         42       1,267          493
                                             ---------  ---------   ---------    ---------
Net income                                   $     620  $       2   $   2,011    $     652
                                             =========  ==========  =========    =========

Weighted average shares outstanding:
Basic                                        2,192,426  2,182,783   2,189,197    2,172,384
Diluted                                      2,239,722  2,204,862   2,230,226    2,196,390

Earnings per share:
Basic                                        $     .28  $     .00   $     .92  $       .30
Diluted                                      $     .28  $     .00   $     .90  $       .30


Financial Results

     Consolidated revenues were substantially the same for the years ended December 31, 2003 and 2002.During 2003 revenues decreased in some VSE divisions and subsidiaries and increased in others. Revenue decreases were recorded in the BAV Division, which performed work in 2002 that was not repeated in 2003, and in the Telecommunications Technology Division (TTD), which began to phase out operations in 2003. These decreases were offset by revenue increases from the start up of the Communications and Engineering Division (CED) and an increase in the revenues of the company's other active divisions compared to the prior year.

     Consolidated net income for 2003 increased about 208% (about $1.36 million) compared to consolidated net income in 2002. This improvement was primarily due to the phase out of TTD operations and a reduction of losses associated with this division. Margin improvements reported in most of VSE's operating divisions were partially offset by operating losses associated with CED contract billing rates that do not recover all allocable costs required by VSE's government cost accounting system, and to a lesser extent by start up costs associated with CED.


CEO Comments

     VSE Chairman, President and CEO/COO Don Ervine said, "The financial results reported today are in line with recent news releases indicating a positive trend in VSE operations and results. We were able to offset declines in BAV revenues in 2003 with new work in other areas, to improve margins in some divisions, and to reduce the losses associated with TTD operations. TTD is expected to complete all operations in 2004."

     "We expect continued improvement in 2004. As recently announced, we received a BAV delivery order for about $100 million to support the reactivation and transfer of four KIDD-class destroyers, and we were awarded a new contract to continue our support to the Naval Sea Systems Command Shipbuilding Support Office. We continue to see an increase in work orders issued under the U.S. Army Rapid Response support contract awarded to VSE earlier this year. Based on these increases, a funded backlog of about $83 million at year end, and the number of proposals pending evaluation or to be submitted this year, we anticipate continued strength in consolidated revenues and net income in 2004."

     VSE provides diversified services to the engineering, energy and environment, security, and defense, services and homeland security markets from more than 15 locations across the United States and around the world. For more information on VSE services and products, please see the Company's web site at www.vsecorp.com or contact Len Goldstein, Director of Business and New Product Development at (703) 317-5202.


News Contact:  C. S. Weber, CAO, (703) 329-4770

This news release contains statements which, to the extent they are not recitations of historical fact, constitute "forward looking statements" under federal securities laws. All such statements are intended to be subject to the safe harbor protection provided by applicable securities laws. For discussions identifying some important factors that could cause actual VSE results to differ materially from those anticipated in the forward looking statements in this news release, see VSE's public filings with the Securities and Exchange Commission.

                                     ###